EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2021 Financial Results

- Record annual net sales of $14.09 billion
- Record annual gross profit of $4.49 billion driven by record annual gross profit margin of 31.9%
- Record annual pretax income and margin of $1.88 billion and 13.4%
- Record annual EPS of $21.97, non-GAAP EPS of $22.12
- Record quarterly EPS of $6.64, non-GAAP EPS of $6.83
- Repurchased $323.5 million of Reliance common stock in 2021
- Increased quarterly dividend 27.3% to $0.875 per share
- Completed four acquisitions with combined annualized sales of $1.0 billion

LOS ANGELES, Feb. 17, 2022 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2021.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Twelve Months Ended December 31,		Year- Over-Year		Quarter- Over-Quarter
	Q4 2021	Q3 2021	% Change	2021	2020	% Change	Q4 2020	% Change
Income Statement Data:
Net sales	$3,988.7	$3,847.4	3.7%	$14,093.3	$8,811.9	59.9%	$2,134.1	86.9%
Gross profit[1]	$1,243.3	$1,211.1	2.7%	$4,490.3	$2,775.1	61.8%	$703.6	76.7%
Gross profit margin[1]	31.2%	31.5%	(0.3)%	31.9%	31.5%	0.4%	33.0%	(1.8)%
Non-GAAP gross profit margin[1,2]	31.5%	31.5%	0.0%	32.0%	31.9%	0.1%	32.9%	(1.4)%
LIFO expense (income)	$142.3	$262.5		$704.8	$(22.0)		$15.5
LIFO expense (income) as a % of net sales	3.6%	6.8%	(3.2)%	5.0%	(0.2)%	5.2%	0.7%	2.9%
LIFO expense (income) per diluted share, net of tax	$1.68	$3.06		$8.21	$(0.26)		$0.18
Non-GAAP pretax expense (income) adjustments²	$16.6	$—		$13.4	$179.0		$0.1
Pretax income	$547.4	$532.6	2.8%	$1,883.1	$478.2	293.8%	$166.1	229.6%
Non-GAAP pretax income[2]	$564.0	$532.6	5.9%	$1,896.5	$657.2	188.6%	$166.2	239.4%
Net income attributable to Reliance	$421.3	$395.7	6.5%	$1,413.0	$369.1	282.8%	$129.6	225.1%
Diluted EPS	$6.64	$6.15	8.0%	$21.97	$5.66	288.2%	$2.01	230.3%
Non-GAAP diluted EPS[2]	$6.83	$6.15	11.1%	$22.12	$7.71	186.9%	$2.01	239.8%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$393.8	$142.2	176.9%	$799.4	$1,173.0	(31.8)%	$230.2	71.1%
Free cash flow[3]	$336.1	$87.1	285.9%	$562.8	$1,001.0	(43.8)%	$192.9	74.2%
Net debt-to-total capital[4]	18.1%	14.7%		18.1%	15.8%		15.8%
Net debt-to-EBITDA[2,5]	0.6x	0.6x		0.6x	1.1x		1.1x

Capital Allocation Data:
Acquisitions, net	$439.3	$—		$439.3	$6.9		$6.9
Capital expenditures	$57.7	$55.1		$236.6	$172.0		$37.3
Dividends	$44.7	$43.7		$177.0	$164.1		$41.3
Share repurchases	$168.5	$131.0		$323.5	$337.3		$37.1

Key Business Metrics:
Tons sold	1,281.0	1,358.2	(5.7)%	5,472.9	5,230.5	4.6%	1,266.4	1.2%
Tons sold (same-store)	1,246.2	1,358.2	(8.2)%	5,438.1	5,230.5	4.0%	1,266.4	(1.6)%
Average selling price per ton sold	$3,139	$2,862	9.7%	$2,594	$1,681	54.3%	$1,683	86.5%
Average selling price per ton sold (same-store)	$3,082	$2,862	7.7%	$2,578	$1,681	53.4%	$1,683	83.1%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance finished the year strong with record financial performance across nearly every metric, driven by the resilience of our business model and exceptional execution throughout our Family of Companies,” said Jim Hoffman, Chief Executive Officer of Reliance. “The durability and effectiveness of our model is apparent in our results despite macroeconomic challenges, including the continuing pandemic, supply-chain disruptions and a tight labor market. Strong demand and favorable metal pricing trends throughout 2021, combined with our highly diverse mix of products and end markets and strong relationships with our domestic mill partners, helped generate record annual sales of $14.09 billion and record earnings per share of $21.97.”

Mr. Hoffman continued, “Our gross profit margin continues to be bolstered by our managers in the field who appropriately leverage the significant investments we have made to enhance and expand our value-added processing capabilities. In 2021, we performed value-added processing services on just over 50% of our orders, up from 49% in 2020. We believe our ongoing focus on value-added processing will continue to support our strong gross profit margin levels, and help stabilize our margins in times of declining prices.”

Mr. Hoffman concluded, “The strong cash flow generated by our model enables us to maintain a flexible and balanced capital allocation philosophy. In addition to investing $237 million into our business in 2021 through capital expenditures, we completed four acquisitions in the fourth quarter with an aggregate purchase consideration of $439 million and returned over $500 million to our stockholders through dividends and repurchases of Reliance common stock.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the fourth quarter of 2021, the Company’s tons sold decreased 5.7% compared to the third quarter of 2021, in line with Reliance’s expectations of down 5% to 8%, consistent with the typical fourth quarter seasonal slowdown attributable to customer holiday-related shutdowns and fewer shipping days, but further impacted by reduced shifts due to labor-related shortages at Reliance, its customers and suppliers. The Company continues to believe underlying demand is stronger than its fourth quarter shipment levels reflect which bodes well for 2022.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, was consistent with typical fourth quarter seasonal trends. Reliance is cautiously optimistic that demand for non-residential construction activity in the key areas in which the Company participates will continue to strengthen through 2022.

Demand for the toll processing services Reliance provides to the automotive market remained steady during the fourth quarter despite supply chain challenges, including the continued impact of the global microchip shortage on production levels. Reliance is optimistic that demand for its toll processing services will remain solid throughout 2022.

Underlying demand in heavy industry for both agricultural and construction equipment remained steady despite longer than anticipated seasonal shutdowns at many customers along with broader customer supply chain disruptions, labor constraints and the unforeseen Omicron surge. Reliance expects positive underlying demand trends in these industries to continue through most of 2022.

Semiconductor demand remained strong despite global supply chain challenges. The semiconductor space continues to be one of Reliance’s strongest end markets, which is expected to continue throughout 2022.

Demand in commercial aerospace improved during the fourth quarter as a resurgence in activity led to an increase in tons sold compared to the third quarter of 2021. Reliance is cautiously optimistic that demand in commercial aerospace will continue to steadily improve throughout 2022 as build rates increase. Demand in the military, defense and space portions of Reliance’s aerospace business remained solid with strong backlogs, which is expected to continue throughout the year.

Demand in the energy (oil and natural gas) market experienced accelerated recovery in the fourth quarter due to increased activity resulting from higher oil and natural gas prices. Reliance is cautiously optimistic demand will continue to improve at modest levels for this end market in 2022.

Balance Sheet & Cash Flow
At December 31, 2021, Reliance had cash and cash equivalents of $300.5 million, total debt outstanding of $1.66 billion and a net debt-to-EBITDA ratio of 0.6x, with no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $393.8 million during the fourth quarter and $799.4 million for the full year despite investing over $950 million in working capital in 2021. The Company’s strong cash generation enabled it to execute on all aspects of its balanced and flexible capital allocation strategy in 2021 through acquisitions and growth-focused capital expenditures, as well as stockholder returns through regular quarterly dividends and opportunistic stock repurchases.

Stockholder Return Activity
On February 15, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.875 per share of common stock, an increase of 27.3%, payable on March 25, 2022 to stockholders of record as of March 11, 2022. Reliance has paid regular quarterly cash dividends for 62 consecutive years without reduction or suspension and has increased the dividend 29 times since its 1994 IPO.

In the fourth quarter of 2021, the Company repurchased approximately 1.1 million shares of its common stock at an average cost of $156.85 per share, for a total of $168.5 million. For the full year of 2021, the Company repurchased approximately 2.1 million shares of its common stock at an average cost of $153.55 per share, for a total of $323.5 million. In the last five years, the Company has repurchased approximately 12.8 million shares of its common stock at an average cost of $95.54 per share, for a total of $1.22 billion.

Acquisitions
As previously announced, Reliance completed four acquisitions in the fourth quarter of 2021 for a combined transaction value of approximately $439 million and combined 2021 annualized sales of approximately $1.0 billion. The four acquisitions collectively contributed approximately $171 million in sales in the fourth quarter of 2021.

Merfish United
Reliance acquired Merfish United, a leading master distributor of tubular building products in the United States, on October 1, 2021. Merfish positions Reliance in the adjacent industrial distribution market by broadening its products beyond traditional metals service center offerings.

Nu-Tech Precision Metals Inc.
Reliance acquired Nu-Tech Precision Metals Inc., a custom manufacturer of specialty extruded metals, fabricated parts and welded components, on December 10, 2021. Nu-Tech expands the breadth of Reliance’s specialty metals products and supports growth in its businesses serving the nuclear, aerospace and defense markets, among others.

Admiral Metals Servicenter Company, Inc.
Reliance acquired Admiral Metals Servicenter Company, Inc., a leading distributor of non-ferrous metal products in the Northeastern United States, on December 10, 2021. Admiral Metals expands Reliance’s product offerings into specialty non-ferrous products.

Rotax Metals, Inc.
Reliance acquired Rotax Metals, Inc., a metals service center specializing in copper, bronze and brass alloys, on December 17, 2021. Rotax will operate as a subsidiary of Yarde Metals, Inc., a wholly owned subsidiary of Reliance.

Corporate Developments
Arthur Ajemyan was promoted to Senior Vice President, Chief Financial Officer on February 15, 2022. Mr. Ajemyan has served as Reliance’s Vice President, Chief Financial Officer since January 2021. Suzanne Bonner was also promoted to Senior Vice President, Chief Information Officer on February 15, 2022. Ms. Bonner has served as the Company’s Vice President, Chief Information Officer since July 2019.

Business Outlook
Reliance remains optimistic about business conditions in the first quarter of 2022 with solid underlying demand across most key end markets. The Company estimates tons sold will be up 5% to 7% in the first quarter of 2022 compared to the fourth quarter of 2021 due to seasonal shipping volume increases. However, the tons sold estimate is lower than the typical first quarter expectation as a result of softer demand in January and early February attributable to continued supply chain and labor disruptions at Reliance as well as its customers and suppliers resulting from the Omicron surge. Despite significant pricing declines for carbon hot-rolled coil and sheet products, Reliance expects its average selling price per ton sold for the first quarter of 2022 to be down only 2% to 4% compared to the fourth quarter of 2021 driven by the Company’s diverse product mix, which included only about 10% of carbon hot-rolled coil and sheet product sales in 2021, and continued strength in pricing for the majority of its products and the markets into which it sells. Based on these expectations, Reliance estimates non-GAAP earnings per diluted share in the range of $7.05 to $7.15 for the first quarter of 2022.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2021 financial results and business outlook will be held today, February 17, 2022 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13726284. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 3, 2022 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13726284. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2021, Reliance’s average order size was $3,050, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. economic conditions that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of the COVID-19 pandemic and related economic effects, but they could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2021	Q3 2021	Sequential Quarter Change	Q4 2020	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,018.8	1,098.5	(7.3)%	1,025.1	(0.6)%	6.1%	106.1%
Stainless steel	76.7	78.5	(2.3)%	71.3	7.6%	7.7%	72.3%
Aluminum	75.1	77.4	(3.0)%	69.9	7.4%	6.7%	33.1%
Alloy	35.9	35.2	2.0%	28.3	26.9%	3.4%	26.8%

	Sales ($'s in millions; % change)
	Q4 2021	Q3 2021	Sequential Quarter Change	Q4 2020	Year-Over-Year Change
Carbon steel	$2,368.3	$2,406.4	(1.6)%	$1,156.6	104.8%
Stainless steel	$653.3	$621.3	5.2%	$352.5	85.3%
Aluminum	$554.4	$534.9	3.6%	$387.7	43.0%
Alloy	$151.5	$143.8	5.4%	$94.2	60.8%

Full Year 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2021	2020	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	4,419.4	4,235.7	4.3%	76.0%
Stainless steel	317.2	287.9	10.2%	43.3%
Aluminum	308.8	293.9	5.1%	15.7%
Alloy	141.0	131.5	7.2%	16.9%

	Sales ($'s in millions; % change)
	2021	2020	Year-Over-Year Change
Carbon steel	$8,532.0	$4,647.4	83.6%
Stainless steel	$2,267.0	$1,435.6	57.9%
Aluminum	$2,050.9	$1,687.6	21.5%
Alloy	$547.5	$436.5	25.4%

	Sales by Product ($'s as a % of total sales)
	2021	2020
Carbon steel plate	12%	10%
Carbon steel tubing	12%	11%
Hot-rolled steel sheet and coil	10%	7%
Carbon steel structurals	9%	10%
Galvanized steel sheet and coil	6%	4%
Carbon steel bar	5%	6%
Cold-rolled steel sheet and coil	4%	3%
Carbon steel	58%	51%

Stainless steel sheet and coil	8%	6%
Stainless steel bar and tube	6%	8%
Stainless steel plate	2%	2%
Stainless steel	16%	16%

Aluminum bar and tube	4%	5%
Common alloy aluminum sheet and coil	4%	5%
Heat-treated aluminum plate	4%	7%
Common alloy aluminum plate	1%	1%
Heat-treated aluminum sheet and coil	1%	1%
Aluminum	14%	19%

Alloy bar and rod	3%	4%
Alloy tube	1%	1%
Alloy	4%	5%

Miscellaneous	5%	5%
Toll processing	3%	4%
Other	8%	9%

Total	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$3,988.7	$2,134.1	$14,093.3	$8,811.9

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,745.4	1,430.5	9,603.0	6,036.8
Warehouse, delivery, selling, general and administrative ("SG&A")	617.9	463.6	2,306.5	1,874.0
Depreciation and amortization	58.1	56.5	230.2	227.3
Impairment of long-lived assets	4.7	0.1	4.7	108.0
	3,426.1	1,950.7	12,144.4	8,246.1

Operating income	562.6	183.4	1,948.9	565.8

Other (income) expense:
Interest expense	15.7	15.7	62.7	62.9
Other (income) expense, net	(0.5)	1.6	3.1	24.7
Income before income taxes	547.4	166.1	1,883.1	478.2
Income tax provision	125.1	35.6	465.7	105.8
Net income	422.3	130.5	1,417.4	372.4
Less: net income attributable to noncontrolling interests	1.0	0.9	4.4	3.3
Net income attributable to Reliance	$421.3	$129.6	$1,413.0	$369.1

Earnings per share attributable to Reliance stockholders:
Diluted	$6.64	$2.01	$21.97	$5.66
Basic	$6.76	$2.04	$22.35	$5.74

Shares used in computing earnings per share:
Diluted	63,468	64,548	64,327	65,263
Basic	62,299	63,583	63,217	64,328

Cash dividends per share	$0.6875	$0.6250	$2.7500	$2.5000

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2021	2020*
ASSETS
Current assets:
Cash and cash equivalents	$300.5	$683.5
Accounts receivable, less allowance for credit losses of $26.7 at December 31, 2021 and $19.0 at December 31, 2020	1,683.0	926.3
Inventories	2,065.0	1,420.4
Prepaid expenses and other current assets	111.6	80.5
Income taxes receivable	—	2.1
Total current assets	4,160.1	3,112.8
Property, plant and equipment:
Land	260.1	260.1
Buildings	1,285.0	1,240.0
Machinery and equipment	2,241.4	2,107.8
Accumulated depreciation	(1,949.7)	(1,815.7)
Property, plant and equipment, net	1,836.8	1,792.2

Operating lease right-of-use assets	224.6	204.0
Goodwill	2,107.6	1,935.2
Intangible assets, net	1,077.7	947.1
Cash surrender value of life insurance policies, net	44.9	43.7
Other assets	84.3	71.8
Total assets	$9,536.0	$8,106.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$453.9	$259.3
Accrued expenses	148.2	88.9
Accrued compensation and retirement costs	294.0	165.8
Accrued insurance costs	41.0	42.0
Current maturities of long-term debt and short-term borrowings	5.0	6.0
Current maturities of operating lease liabilities	58.6	51.0
Income taxes payable	64.3	—
Total current liabilities	1,065.0	613.0
Long-term debt	1,642.0	1,638.9
Operating lease liabilities	162.5	154.1
Long-term retirement costs	81.0	95.8
Other long-term liabilities	7.0	26.7
Deferred income taxes	484.8	455.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares — 61,806 at December 31, 2021 and 63,600 at December 31, 2020	0.1	0.1
Retained earnings	6,155.3	5,193.2
Accumulated other comprehensive loss	(68.9)	(77.9)
Total Reliance stockholders’ equity	6,086.5	5,115.4
Noncontrolling interests	7.2	7.3
Total equity	6,093.7	5,122.7
Total liabilities and equity	$9,536.0	$8,106.8

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2021	2020*
Operating activities:
Net income	$1,417.4	$372.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	230.2	227.3
Impairment of long-lived assets	4.7	108.0
Provision for credit losses	9.8	5.8
Deferred income tax benefit	(23.8)	(13.7)
Gain on sales of property, plant and equipment	(3.3)	(2.6)
Stock-based compensation expense	70.8	42.2
Postretirement benefit plan settlement expense	—	19.4
Other	3.3	13.9
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(656.1)	136.8
Inventories	(505.9)	227.5
Prepaid expenses and other assets	26.2	79.4
Accounts payable and other liabilities	226.1	(43.4)
Net cash provided by operating activities	799.4	1,173.0

Investing activities:
Acquisitions, net of cash acquired	(439.3)	(6.9)
Purchases of property, plant and equipment	(236.6)	(172.0)
Proceeds from sales of property, plant and equipment	36.0	6.7
Other	(12.4)	(16.2)
Net cash used in investing activities	(652.3)	(188.4)

Financing activities:
Net short-term debt (repayments) borrowings	(0.8)	0.7
Proceeds from long-term debt borrowings	20.0	1,673.5
Principal payments on long-term debt	(20.7)	(1,615.4)
Debt issuance costs	—	(6.4)
Dividends and dividend equivalents paid	(177.0)	(164.1)
Share repurchases	(323.5)	(337.3)
Noncontrolling interest purchased	—	(8.0)
Other	(26.9)	(26.0)
Net cash used in financing activities	(528.9)	(483.0)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	7.6
(Decrease) increase in cash and cash equivalents	(383.0)	509.2
Cash and cash equivalents at beginning of year	683.5	174.3
Cash and cash equivalents at end of year	$300.5	$683.5

Supplemental cash flow information:
Interest paid during the year	$59.1	$52.6
Income taxes paid during the year, net	$444.4	$87.5

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2021	2020
Net income attributable to Reliance	$421.3	$395.7	$129.6	$6.64	$6.15	$2.01
Impairment and restructuring charges	4.7	—	0.1	0.07	—	—
Acquisition-related and non-recurring expenses of acquisitions	14.3	—	—	0.23	—	—
Gains related to sales of non-core assets	(2.4)	—	—	(0.04)	—	—
Income tax benefit related to above items	(4.1)	—	—	(0.07)	—	—
Non-GAAP net income attributable to Reliance	$433.8	$395.7	$129.7	$6.83	$6.15	$2.01

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2021	2020	2021	2020
Net income attributable to Reliance		$1,413.0	$369.1	$21.97	$5.66
Impairment and restructuring charges		4.8	157.8	0.07	2.40
Acquisition-related and non-recurring expenses of acquisitions		14.3	—	0.22	—
Non-recurring settlement charges		—	19.4	—	0.30
Debt restructuring charge		—	1.8	—	0.03
Gains related to sales of non-core assets		(5.7)	—	(0.09)	—
Income tax benefit related to above items		(3.3)	(44.7)	(0.05)	(0.68)
Non-GAAP net income attributable to Reliance		$1,423.1	$503.4	$22.12	$7.71

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Pretax income	$547.4	$532.6	$166.1	$1,883.1	$478.2
Impairment and restructuring charges	4.7	—	0.1	4.8	157.8
Acquisition-related and non-recurring expenses of acquisitions	14.3	—	—	14.3	—
Non-recurring settlement charges	—	—	—	—	19.4
Debt restructuring charge	—	—	—	—	1.8
Gains related to sales of non-core assets	(2.4)	—	—	(5.7)	—
Non-GAAP pretax income	$564.0	$532.6	$166.2	$1,896.5	$657.2

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Gross profit - LIFO	$1,243.3	$1,211.1	$703.6	$4,490.3	$2,775.1
Amortization of inventory step-up	13.7	—	—	13.7	—
Restructuring (credits) charges, net	—	—	(1.4)	—	38.2
Non-GAAP gross profit	1,257.0	1,211.1	702.2	4,504.0	2,813.3
LIFO expense (income)	142.3	262.5	15.5	704.8	(22.0)
Non-GAAP gross profit - FIFO	$1,399.3	$1,473.6	$717.7	$5,208.8	$2,791.3

Gross profit margin - LIFO	31.2%	31.5%	33.0%	31.9%	31.5%
Amortization of inventory step-up as a % of sales	0.3%	—	—	0.1%	—
Restructuring (credits) charges, net as a % of sales	—	—	(0.1)%	—	0.4%
Non-GAAP gross profit margin	31.5%	31.5%	32.9%	32.0%	31.9%
LIFO expense (income) as a % of sales	3.6%	6.8%	0.7%	5.0%	(0.2)%
Non-GAAP gross profit margin - FIFO	35.1%	38.3%	33.6%	37.0%	31.7%

	December 31,	September 30,	December 31,
	2021	2021	2020
Carrying amount of debt	$1,647.0	$1,646.3	$1,644.9
Less: cash and cash equivalents	300.5	638.4	683.5
Net debt	$1,346.5	$1,007.9	$961.4

	Twelve Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020
Net income	$1,417.4	$1,125.6	$372.4
Depreciation and amortization	230.2	228.6	227.3
Impairment of long-lived assets	4.7	0.1	108.0
Interest expense	62.7	62.7	62.9
Income taxes	465.7	376.2	105.8
EBITDA	$2,180.7	$1,793.2	$876.4

Net debt-to-EBITDA	0.6x	0.6x	1.1x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, sale or closure of some of its locations and costs relating to COVID-19 downsizing; acquisition-related and non-recurring expenses of its acquisitions, non-recurring expenses related to the amendment of its credit agreement and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt-to-EBITDA is calculated as total debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.